Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Nektar Therapeutics for the registration of 25,000,000 shares of its common stock that are issuable upon the exercise of the pre-funded warrant and to the incorporation by reference therein of our reports dated March 5, 2024, with respect to the consolidated financial statements of Nektar Therapeutics, and the effectiveness of internal control over financial reporting of Nektar Therapeutics, included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Mateo, California

May 28, 2024